Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-203582, 333-214043 and 333-215673) and Form S-8 (File No. 333-190526) of RMG Networks Holding Corporation of our report dated April  2, 2018, relating to the consolidated financial statements included in this annual report on Form 10-K for the year ended December 31, 2017.

/s/ WHITLEY PENN LLP

Dallas, Texas

April 4, 2018